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                                                                    EXHIBIT 99.1




             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                                       ON
                          FINANCIAL STATEMENT SCHEDULES


To the Board of Directors of Philadelphia Consolidated Holding Corp.:

Our audits of the consolidated financial statements referred to in our report dated February 11, 2004, except for Note 2 as to which the date is August 19, 2004 (which report and consolidated financial statements are included in this Annual Report on Form 10-K/A) also included an audit of the financial statement schedules listed in Item 15(a)(2) of this Form 10-K/A. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill to conform with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

As described in Note 2, the Company has restated its 2003, 2002 and 2001 consolidated financial statements in order to properly recognize profit commissions under three of its reinsurance contracts.


February 11, 2004, except for Note 2
as to which the date is August 19, 2004